INVESTMENT ADVISORY AND SERVICE AGREEMENT
          THIS AGREEMENT, dated and effective as of the 1st day of July, 1993 is made and entered into by and between AMCAP Fund, Inc., a Maryland corporation, (hereinafter called the "Fund"), and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation, (hereinafter called the "Adviser").
                              W I T N E S S E T H
          A. The Fund is an open-end diversified investment company of the management type, registered under the Investment Company Act of l940. The Adviser is registered under the Investment Advisers Act of l940 and is engaged in the business of providing investment advisory and related services to the Fund and to other investment companies.
          B. The Adviser has provided investment advisory services to the Fund or its predecessor corporation since March 1, l967, and is currently providing such services under a written agreement dated December 12, 1990 as renewed.
          NOW, THEREFORE, in consideration of the promises and the mutual undertaking of the parties, it is covenanted and agreed as follows:
          1. The Adviser shall determine what securities shall be purchased or sold by the Fund.
          2. The Adviser shall furnish the services of persons to perform the executive, administrative, clerical, and bookkeeping functions of the Fund, including the daily determination of net asset value and offering price per share. The Adviser shall pay the compensation and travel expenses of all such persons, and they shall serve without any additional compensation from the Fund. The Adviser shall also, at its expense, provide the Fund with suitable office space (which may be in the offices of the Adviser); all necessary small office equipment and utilities; and general purpose accounting forms, supplies, and postage used at the offices of the Fund.
          3. The Fund shall pay all expenses not assumed by the Adviser as provided herein. Such expenses shall include, but shall not be limited to, custodian, registrar, stock transfer and dividend disbursing fees and expenses; costs of the designing, printing and mailing of reports, prospectuses, proxy statements, and notices to its shareholders; taxes; expenses of the issuance, sale, or repurchase of shares of the Fund (including stock certificates, registration and qualification fees and expenses); legal and auditing fees and expenses; compensation, fees, and expenses paid to directors; association dues; and costs of stationery and forms prepared exclusively for the Fund.
                                   EXHIBIT 5
          4. For the services to be rendered and for the facilities to be furnished as provided in sections 1 and 2 above, the Fund shall pay and the Adviser shall be entitled to receive an aggregate fee as follows:

                                                                         Net Assets of

Annual Fee as Percent of Net Assets of the Fund                                                                   the Fund


Not exceeding $1 billion                                                .485%

In excess of $1 billion but not exceeding $2 billion                    .385%

In excess of $2 billion but not exceeding $3 billion                    .355%

In excess of $3 billion but not exceeding $5 billion                    .335%

In excess of $5 billion but not exceeding $8 billion                    .32%

In excess of $8 billion                                                 .31%


          Such fee shall be computed and accrued daily at one three-hundred sixty-fifth (1/365th) of the applicable rates set forth above. The net assets of the Fund shall be determined in the manner set forth in the Articles of Incorporation and prospectus of the Fund. In the event of termination other than at the end of a calendar month, the monthly fee shall be prorated for the portion of the month prior to termination and paid on or before the tenth
(10th) day subsequent to termination.
          5. In addition to paying the costs and expenses provided for above, the Adviser agrees to pay to the Fund annually, immediately after the fiscal year end and in any event prior to publication of its annual report, the amount by which the total expenses of the Fund for any particular fiscal year, except taxes and interest, exceed an amount equal to one percent (1%) of the average of the total net asset value of the Fund for the year. The average of the total net asset value for the year in question shall be the average of the twelve (12) month-end total net asset value computations made for that year pursuant to the provisions of paragraph 4 hereof.
          6. This agreement may be terminated at any time, without payment of any penalty, by the Board of Directors of the Fund or by vote of a majority (within the meaning of the Investment Company Act of 1940) of the outstanding voting securities of the Fund, on sixty (60) days' written notice to the Adviser, or by the Adviser on like notice to the Fund. In the event of termination other than at the end of a calendar month, the fee shall be prorated for the portion of the month prior to termination and paid on or before the tenth day subsequent to termination. Unless sooner terminated in accordance with this provision, this agreement shall continue until June 30, 1995. It may thereafter be renewed from year to year by mutual consent; provided that such renewal shall be specifically approved at least annually by the Board of Directors of the Fund, or by vote of a majority (within the meaning of the Investment Company Act of 1940) of the outstanding voting securities of the Fund. In either event, it must be approved by a majority of those directors who are not parties to such agreement nor interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Such mutual consent to renewal shall not be deemed to have been given unless evidenced by a writing signed by both parties.
          7. This agreement shall not be assignable by either party hereto, and in the event of assignment (within the meaning of the Investment Company Act of 1940) by the Adviser this agreement shall automatically be terminated forth with. The term "assignment" shall have the meaning as defined in the Investment Company Act of 1940.
          8. The Adviser shall not be liable to the Fund or its stockholders for any error of judgment, act, or omission not involving willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties hereunder.
          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunto duly authorized and their corporate seals to be affixed.
AMCAP Fund, Inc.
By
R. Michael Shanahan
President
By
Julie F. Williams
Secretary
CAPITAL RESEARCH AND
MANAGEMENT COMPANY
By
Abner D. Goldstine
Sr. Vice President
By
Paul G. Haaga, Jr.
Sr. Vice President